Exhibit 99.1

NEWS RELEASE

Dr. Mahdi B. Fawzi Joins Warner Chilcott as President, Global Research and

Development

ARDEE, Ireland, October 20, 2009 — Warner Chilcott plc (Nasdaq: WCRX) announced today that Dr. Mahdi Fawzi has joined the company as President, Global Research and Development. He joins Warner Chilcott from Wyeth Pharmaceuticals, where he was responsible for directing global preclinical development activities.

“Dr. Fawzi is joining Warner Chilcott during a very exciting period in the company’s history,” said Roger Boissonneault, Warner Chilcott’s President and Chief Executive Officer. “We look forward to the contributions he will make based on his experience and numerous achievements along the spectrum of R&D activities, from pre-development to life cycle management and commercial phases of drug development.”

Prior to joining Warner Chilcott, Dr. Fawzi spent nearly 15 years with Wyeth, most recently as Executive Vice President, Preclinical Development where he led the development and launch of numerous new drugs. During his tenure, he was selected as one of four finalists for the Pharmaceutical Executive of the Year award. Prior to Wyeth, Dr. Fawzi also held positions with Warner Lambert, The Procter & Gamble Company and Pfizer, Inc.

Dr. Fawzi received his Bachelor of Science in Pharmacy from the University of Bagdad and his Masters and Doctorate in Pharmaceutical Chemistry from the University of Michigan.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare and dermatology segments of the U.S. pharmaceuticals market. It is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-G

Company Contact:	Rochelle Fuhrmann
Investor Relations
973-442-3281
rfuhrmann@wcrx.com